Exhibit 3.74

OPERATING AGREEMENT

OF

WELLS REIT II - UNIVERSITY CIRCLE, LLC

THIS OPERATING AGREEMENT (this “Agreement”) of WELLS REIT II - UNIVERSITY CIRCLE, LLC (the “Company”), effective as of the 9th day of August, 2005, is made by the Company and Wells Operating Partnership II, L.P., a Delaware limited partnership, as the sole member of the Company (the “Member”).

BACKGROUND

The Member has formed the Company as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware Act”) and desires to enter into this Agreement to govern the operations of the Company.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1.	FORMATION.

1.1.     Organization. Effective with the filing of the Certificate of Formation (the “Certificate”), the Company constituted a limited liability company formed pursuant to the Delaware Act and other applicable laws of the State of Delaware. The Member shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Member deems advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

1.2.     Organizer Release. The Company ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is relieved of any further duties and responsibilities in that regard, and the Company and the Member indemnify and hold harmless the organizer for any loss, liability or expense arising from his actions or conduct in such capacity.

2.	NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT.

The Company shall be conducted under the name of “Wells REIT II - UNIVERSITY CIRCLE, LLC” or such other name as the Member shall hereafter designate. The initial principal office and place of business of the Company shall be located at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092. The initial registered agent for service of process at the registered office of the Company shall be The Corporation Trust Company. The initial registered office of the Company shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.	PURPOSE.

The Company’s business and purpose shall be to act as the general partner of Wells REIT II University Circle, L.P., which will purchase, acquire, own, finance, develop, operate, manage, lease and maintain, and in due course, sell those certain parcels of real property containing office buildings, located at 1900, 1950, and 2000 University Avenue, East Palo Alto, California (the “Property”), and to perform such other activities as may be necessary, incidental or appropriate in connection with any of the foregoing.

4.	STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Member shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company.

5.	TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as otherwise provided by law, an ownership interest in the Company shall be personal property for all purposes.

6.	MANAGEMENT OF THE COMPANY.

6.1.     General. Unless otherwise specifically limited by Section 6.2 below or by the express terms of the Delaware Act, the duly appointed officers of the Company shall be responsible for the management of the Company, and shall have the right, power and authority to direct, manage and control all of the business and affairs of the Company and to transact business on its behalf.

6.2.    Management Actions Requiring the Consent of the Member. Notwithstanding the general provisions of Section 6.1 above, neither the officers nor the Managers shall have the authority to do any of the following acts without the written consent of the Member:

(a)        knowingly do any act in contravention of this Operating Agreement;

(b)        knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Operating Agreement;

(c)        confess a judgment against the Company;

(d)        possess Company property, or assign rights in Company property for other than a Company purpose;

(e)        knowingly perform any act that would cause the Company to conduct business in a state which has neither enacted legislation which permits limited liability companies to organize in such state nor permits the Company to register to do business in such state as a foreign limited liability company;

(f)        cause the Company to voluntarily take any action that would cause a bankruptcy of the Company;

(g)        cause the Company to voluntarily take any action that would jeopardize the status of Member as a real estate investment trust under the Code; or

(h)        sell, transfer, convey, mortgage or otherwise encumber the Property, without first obtaining the prior consent of the Member.

6.3.    Officers. The Member shall have the right to appoint officers of the Company such as President, Vice President, Secretary and Treasurer or any Assistant Secretary or Assistant Treasurer, which officers shall serve at the will and direction of the Member, and shall have only the authority described in Section 6.4 hereto or otherwise delegated to them from the Member. The President and each Vice President of the Company, as appointed pursuant to this Article 6, shall be “Managers” of the Company.

A.        Initial Appointment of Officers.    The initial officers of the Company, who shall serve until their replacements are appointed by the Member or until their earlier death, resignation or removal, shall be as follows;

Name	Office

Douglas P. Williams	President
Randy Fretz	Vice President
Randy Fretz	Secretary
Douglas P. Williams	Treasurer

B.        Resignation.    Any officer may resign at any time by giving written notice of such resignation to the Member. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Member and the acceptance of such resignation shall not be necessary to make it effective.

C.        Removal.    Any officer or agent may be removed by the Member at any time, with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

D.        Vacancies.    A vacancy in any principal office because of death, resignation, removal, inability to act, disqualification or otherwise shall be filled, for the unexpired portion of the term of such office, by the Member.

E.        Compensation.    The compensation of the officers of the Company, including, without limitation, salary, bonuses and other incentives, if any, shall be fixed from time to time by the Member.

6.4.    Duties of Officers. The officers of the Company shall have the duties set forth below unless changed or modified by the Member.

A.        President. The President shall have responsibility for implementation of the policies of the Company, as determined by the Member, and for the administration of the business affairs of the Company. The President shall also serve as a Manager of the Company. The President may execute any deed, mortgage, bond, contract or other instrument, including any agreement, document or other instrument necessary or appropriate in connection with the acquisition of the Property by the Company and the management of the Property. The President shall perform such other duties as may be assigned to him or her by the Member.

B.        Vice Presidents. In the absence of the President or in the event of a vacancy in such office, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order of their seniority) shall perform the duties of the President and when so acting shall have all the powers of and be subject to all the restrictions upon the President; and shall perform such other duties as from time to time may be assigned to him or her by the Member or the President. Each Vice President shall also serve as a Manager of the Company. The Member may designate one or more Vice Presidents as Executive Vice President, Senior Vice President or as Vice President for particular areas of responsibility.

C.        Treasurer. The Treasurer shall have the custody of the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render to the President and the Member whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Company.

D.        Secretary. The Secretary shall (a) keep the minutes of the proceedings of the Member in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by law; (c) be custodian of the trust records and of the seal of the Company, if any; (d) keep a register of the post office address of each Member which shall be furnished to the Secretary by such Member; (e) have general charge of the transfer books of the Company; and (f) in general perform such other duties as from time to time may be assigned to him or her by the President or the Member.

E.        Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or Treasurer, respectively, or by the President or the Member.

6.5.    Liability for Certain Acts. Each Manager and officer shall perform his or her management duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Manager or officer shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by such Manager or officer.

6.6.    Indemnification of Members, Officers, Employees and Other Agents. The Company shall indemnify the Member, the Managers and the officers of the Company and make advances for expenses to the maximum extent permitted under the Delaware Act. The Company shall indemnify its other employees and agents who are not Members, Managers or officers, if any, to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Member.

6.7.    Liability of the Member and Managers. The Member and Managers shall not be liable to the Company, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which the Member or the Managers may do or refrain from doing in connection with the business and affairs of the Company, except to the extent required by this Agreement, the Delaware Act or other applicable law.

7.	INDEMNIFICATION OF THE MEMBER AND MANAGERS

7.1.    Generally.

7.1.1.    The Company, its receiver or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Member and any Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Member or any Manager in connection with the business of the Company, including attorneys’ fees incurred by the Member or any Manager in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

7.1.2.    The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Member and any Manager who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

7.2.    Insurance. The Company may purchase and maintain insurance on behalf of any one or more indemnities under Section 7.1 and such other persons as the Member shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this

Agreement. The Company may enter into indemnity contracts with indemnities and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.3.    Indemnification of Employees and Agents. The Company may indemnify and advance expenses under this Section 7 to an employee or agent of the Company who is not a Member to the same extent and subject to the same conditions that a Delaware limited liability company could indemnify and advance expenses to a Member.

8.	RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1.    Limitation on Member’s Liabilities. The Member’s liability shall be limited as set forth in this Agreement, the Delaware Act and other applicable law. The Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except as provided by Section 18-607 of the Delaware Act.

8.2.    Voting Rights. Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Delaware Act.

8.3.    Action by Member Without a Meeting. Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken.

8.4.     Transfers. The Member is free to sell, assign, convey, grant security interests in, pledge or otherwise transfer or encumber its interest in the Company without restriction as security for any obligations of the Member.

8.5.     Effects of Events Resulting in Cessation of Membership.

8.5.1.    Upon the occurrence of any of the events specified in Section 18-304 of the Delaware Act, the Member will remain a member of the Company notwithstanding the provisions of such section of the Delaware Act.

8.5.2.    If the Member is dissolved or terminated, the powers of the Member may be exercised by its personal representative.

9.	CAPITAL CONTRIBUTIONS.

9.1.    Capital Contributions. The Member shall contribute the amounts or property set forth on the books and records of the Company as such Member’s initial capital contribution at the time of purporting to become a member. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2.    Loans. The Member may lend money to the Company as approved by the Member. If the Member lends money to the Company, the amount of any such loan is not an increase in the Member’s Capital Contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Member.

10.    DISTRIBUTIONS. All distributions by the company shall be made at the discretion of the Member.

11.	BOOKS AND RECORDS.

11.1.    Availability. At all times during the existence of the Company, the Member shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments, shall at all times be maintained at the principal place of business of the Company. Except as stated in this Section 11.1, the provisions of Section 18-305 of the Delaware Act shall not apply.

11.2.    Tax Returns. The Member shall cause the accountant to prepare all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3.    Depositories. The Member shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Member shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts. Unless otherwise determined by the Member, all signatories on any such account shall be bonded under a blanket commercial bond insuring the Company against loss, and such accounts shall be insured against loss from forgery.

12.	DISSOLUTION.

12.1.    Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the earlier to occur of the following:

(a)        at such time as the Member determines that the Company should be dissolved;

(b)        at any time there are no Members, unless, within a ninety (90) day period, the personal representative of the last remaining Member agrees in writing to the continuation of the Company and to the admission of the personal representative, or a designee, as a Member of the Company; or

(c)        upon entry of a decree of judicial dissolution.

12.2.    Liquidation of Property and Application of Proceeds.

12.2.1. Winding Up. Upon the dissolution of the Company, the Member shall wind up the Company’s affairs in accordance with the Delaware Act. In winding up the affairs of the Company, the Member is authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(i)        prosecuting and defending suits, whether civil, criminal, or administrative;

(ii)        settling and closing the Company’s business;

(iii)        liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv)        discharging or making reasonable provision for the Company’s liabilities; and

(v)        distributing the proceeds of liquidation and any indisposed property.

12.2.2. Distribution of Proceeds. Upon the winding up of the Company, the Member shall distribute the proceeds and undisposed property as follows:

(i)        to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof., and

(ii)        thereafter, to the Member.

13.	MISCELLANEOUS.

13.1.    Amendment. This Agreement may only be amended by the Member in writing.

13.2.    Severability. In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.3.    Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware.

13.4.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

13.5.    Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.6.    Person and Gender. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

13.7.    Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member.

[Signatures on following page]

IN WITNESS WHEREOF, the sole Member and the Company have executed this Operating Agreement as of the date first above written.

MEMBER:

WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership

By:	Wells Real Estate Investment Trust II, Inc., a Maryland Corporation, its general partner

	By:	/s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Executive Vice President

THE COMPANY:

WELLS REIT II – UNIVERSITY CIRCLE, LLC, a Delaware limited liability corporation

	By:	/s/ Douglas P. Williams
Name: Douglas P. Williams
Title: President